Exhibit 8.1
EXHIBIT 8.1
SUBSIDIARIES* OF THE REGISTRANT
1.	Techfaith Wireless Communication Technology (Beijing) Limited, a PRC company

2.	One Net Entertainment Limited, a PRC company

3.	Techfaith Wireless Communication Technology (Shanghai) Limited, a PRC company

4.	STEP Technologies (Beijing) Co., Ltd., a PRC company

5.	Techfaith Intelligent Handset Technology (Beijing) Limited, a PRC company

6.	Techfaith Software (China) Limited, a PRC company

7.	Techfaith Wireless Communication Technology (Hangzhou) Limited, a PRC company

8.	Techfaith Wireless Communication Technology (Shenyang) Limited, a PRC company

9.	Techfaith Wireless Communication Technology (Shenzhen) Limited, a PRC company

10.	Techfaith Intelligent Handset Technology (Hong Kong) Limited, registered in Hong Kong

11.	Techfaith Wireless Technology Group Limited, a BVI company

12.	798 Entertainment Limited, a BVI company

13.	QIGI&BODEE Technology Limited, a Hong Kong company

14.	QIGI&BODEE International Technology (Beijing) Co. Ltd.

15.	QIGI&BODEE Technology (Beijing) Co., Ltd.

16.	Glomate Mobile (Beijing) Co., Ltd.

*	Insignificant subsidiaries are omitted.